Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Victory Acquisition Corp. (a development stage enterprise) on Amendment No. 2 to Form S-4 (File No. 333-158171) of our report dated March 12, 2009, with respect to our audits of the financial statements of Victory Acquisition Corp. (a development stage enterprise) as of December 31, 2008 and 2007 and for the periods from January 12, 2007 (inception) through December 31, 2007 and 2008, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP

Melville, New York

April 3, 2009